                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       GREEN TREE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO

                       GREEN TREE FINANCIAL CORPORATION
                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                       SAINT PAUL, MINNESOTA 55102-1639

March 29, 1997

To Our Stockholders:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Green Tree Financial Corporation (the "Company") which will be held at 2:00 p.m. on Thursday, May 15, 1997, at The Saint Paul Hotel, Casino Ballroom, 350 Market Street, Saint Paul, Minnesota 55102.

  At the meeting of stockholders you will be asked to: (1) elect two Directors; (2) ratify the selection of the Company's independent auditors; and
(3) transact such other business as may properly come before the meeting or any adjournment thereof. Following these matters, management will present a current report on the business and current activities of the Company. You will also have an opportunity to comment on or inquire about aspects of the business of the Company that may be of interest to you.

  Please read the enclosed Notice of Annual Meeting and Proxy Statement which describes the business to come before the meeting. Please mark, sign and return the accompanying Proxy Card promptly in the enclosed postage-paid envelope. We hope you will be able to attend the meeting on May 15.

  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          Sincerely,

                                          LOGO
                                          LAWRENCE M. COSS
                                          Chairman and Chief
                                          Executive Officer

LOGO

                       GREEN TREE FINANCIAL CORPORATION

                               ----------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 1997

To the Stockholders of
 Green Tree Financial Corporation:

  NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Green Tree Financial Corporation, a Delaware corporation (the "Company"), has been called to be held at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102, on Thursday, May 15, 1997, at 2:00 p.m., for the following purposes:

  1. To elect two Directors of the Company to hold office until their term shall expire and until their successors shall have been duly elected and qualified.

  2. To ratify the selection of KPMG Peat Marwick, LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

  3. To transact such other business as may properly come before the Annual Meeting of Stockholders or at any adjournments thereof.

  The Board of Directors has fixed the close of business on Friday, March 28, 1997, as the record date for determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

  Please date, sign and mail the Proxy Card in the enclosed self-addressed return envelope. Stockholders attending the meeting may withdraw their Proxies at any time prior to their exercise by filing written notice with any officer of the Company.

Dated: March 29, 1997
   Saint Paul, Minnesota

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          JOEL H. GOTTESMAN, Secretary

LOGO

                       GREEN TREE FINANCIAL CORPORATION
                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                       SAINT PAUL, MINNESOTA 55102-1639

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 1997

                                GENERAL MATTERS

SOLICITATION OF PROXIES

  The Board of Directors of Green Tree Financial Corporation (the "Company") is soliciting the accompanying Proxy in connection with the Annual Meeting of Stockholders to be held on May 15, 1997, at 2:00 p.m., and any adjournments of the meeting. The Annual Meeting will be held at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102. This Proxy Statement and the enclosed Proxy Card are being mailed to stockholders commencing on or about March 29, 1997.

  The enclosed proxy may be revoked at any time before it is voted by: (1) delivering to any officer of the Company a written notice of termination of the proxy's authority, (2) filing with an officer of the Company another proxy bearing a later date, or (3) appearing and voting at the Annual Meeting of Stockholders.

  The Company will pay the costs of solicitation, including the cost of preparing and mailing this Proxy Statement and Notice of Annual Meeting. Solicitation will be primarily by mailing this Proxy Statement to all stockholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company by telephone or in person, but at no compensation in addition to their regular compensation as officers. The Company will reimburse brokers, banks, and others holding shares for the cost of distributing proxy materials to and obtaining proxies from third parties. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $7,000 plus reasonable expenses incurred on behalf of the Company for its services. In addition, the Company has retained Firstar Trust Company to tabulate and report on the votes cast by stockholders.

VOTING, EXECUTION AND REVOCATION OF PROXIES

  Pursuant to Delaware law and the Company's Certificate of Incorporation and Bylaws, Firstar Trust Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote.

  Only the holders of the Company's Common Stock whose names of record appear on the Company's books at the close of business on March 28, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, a total of 138,050,784 shares of Company Common Stock were outstanding, each share being entitled to one vote.

ANNUAL REPORT

  A copy of the Company's Annual Report for the year ended December 31, 1996, was furnished to each stockholder on or about March 29, 1997.

                             ELECTION OF DIRECTORS
                                   (ITEM 1)

NOMINEES FOR ELECTION AS DIRECTOR

  Pursuant to the Bylaws of the Company, the Board of Directors has established the number of Directors at five. The Bylaws provide that the Directors are divided into three classes, as equal in number as possible. Each class of Directors serves a three-year term.

  Two Directors are to be elected at the 1997 Annual Meeting of Stockholders. The Board of Directors has nominated W. Max McGee and Robert D. Potts for three-year terms expiring at the Annual Meeting of Stockholders to be held in the year 2000.

  The following tables set forth information, as of February 28, 1997, including business experience during the past five years, as to the nominees for election and as to the other Directors of the Company whose terms of office will continue after the 1997 Annual Meeting of Stockholders.

INFORMATION REGARDING NOMINEES

                                                     BUSINESS EXPERIENCE DURING
                                         TERM                 THE PAST
      NAME, POSITIONS AND      DIRECTOR EXPIRES         FIVE YEARS AND OTHER
     OFFICES WITH COMPANY       SINCE     IN    AGE        DIRECTORSHIPS
     --------------------      -------- ------- ---  --------------------------
 W. Max McGee................    1985    2000    64 President, Max McGee
  Director                                          Companies, a general
                                                    investment company, since
                                                    1981.
 Robert D. Potts.............    1994    2000    54 President and Chief
  President and Chief                               Operating Officer since
  Operating Officer; Director                       April 1994; Executive Vice
                                                    President and Chief
                                                    Operating Officer (December
                                                    1993-April 1994); Executive
                                                    Vice President,
                                                    Administration (October
                                                    1993 to November 1993);
                                                    Managing Partner, Deloitte
                                                    & Touche and its
                                                    predecessor, Touche Ross &
                                                    Co., Minneapolis, Minnesota
                                                    (1988-1993).

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT AT THE MEETING, IN PERSON OR BY PROXY, IS REQUIRED TO ELECT THE NOMINEES. PROXIES WILL BE VOTED IN FAVOR OF SUCH NOMINEES UNLESS OTHERWISE SPECIFIED.

INFORMATION REGARDING CONTINUING DIRECTORS

                                                     BUSINESS EXPERIENCE DURING
                                         TERM                 THE PAST
      NAME, POSITIONS AND      DIRECTOR EXPIRES         FIVE YEARS AND OTHER
     OFFICES WITH COMPANY       SINCE     IN    AGE        DIRECTORSHIPS
     --------------------      -------- ------- ---  --------------------------
 Lawrence M. Coss............    1975    1999    58 Chairman and Chief
  Chief Executive Officer;                          Executive Officer since
  Chairman of the Board                             April 1994; Chairman,
                                                    President and Chief
                                                    Executive Officer (1987-
                                                    1994); President and Chief
                                                    Executive Officer (1975-
                                                    1987); Company founder.
 Richard G. Evans............    1991    1998    48 Executive Vice President
  Executive Vice President;                         since May 1996; Executive
  Director                                          Vice President and
                                                    Secretary (December 1993-
                                                    May 1996); Senior Vice
                                                    President, General Counsel
                                                    and Secretary (1988-1993);
                                                    Vice President, General
                                                    Counsel and Secretary
                                                    (1985-1988).
 Robert S. Nickoloff.........    1978    1998    67 Chairman of the Board,
  Director                                          Medical Innovation Capital,
                                                    Inc.; Director of Minnesota
                                                    Power and Light since 1986;
                                                    Director of Integ
                                                    Incorporated since 1991.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has an Executive Committee which consisted of Lawrence M. Coss, Robert S. Nickoloff and Robert D. Potts during 1996. The Executive Committee meets as necessary between meetings of the Board of Directors to act on behalf of the Board or take any other action that may be delegated to it. The Executive Committee conducted all its business between meetings of the Board of Directors by written action during 1996. Following the 1997 Annual Meeting, it is anticipated that Lawrence M. Coss, Robert S. Nickoloff and Robert D. Potts will be elected to the Executive Committee.

  The Board of Directors has an Audit Committee which consisted of W. Max McGee and Robert S. Nickoloff during 1996. Among its duties, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee held one meeting during the year ended December 31, 1996. Following the 1997 Annual Meeting, it is anticipated that W. Max McGee and Robert S. Nickoloff will be elected to the Audit Committee.

  The Board of Directors has a Compensation Committee which consisted of W. Max McGee and Robert S. Nickoloff during 1996. Among its duties, the Compensation Committee administers the provisions of the Company's Key Employee Bonus Plan, 1987 Employee Stock Option Plan, 1995 Employee Stock Option Plan, Key Executive Stock Bonus Plan and 1997 Chief Executive Officer Cash and Stock Option Plan. The Compensation Committee held five meetings during the year ended December 31, 1996. After the 1997 Annual Meeting, it is anticipated that W. Max McGee and Robert S. Nickoloff will be elected to the Compensation Committee.

  The Board of Directors has a Nomination Committee which consisted of Lawrence
M. Coss, W. Max McGee and Robert S. Nickoloff during 1996. The Committee makes recommendations to the Board of Directors with respect to nominees to serve on the Board. The Nomination Committee did not meet during 1996. In connection with its nominating responsibilities, the Nomination Committee will consider qualified nominees recommended by a stockholder of the Company if the recommendation is submitted in writing to the Secretary of the Company no later than the December 31 preceding the annual meeting. Any such recommendation must include information which will enable the Committee to evaluate the qualifications of the proposed nominee.

  During the year ended December 31, 1996, the Board of Directors held four meetings. All incumbent Directors attended at least 75 percent of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committees.

COMPENSATION OF DIRECTORS

  During the year ended December 31, 1996, Directors received a fee of $2,000 per month plus travel expenses. In addition, members of the Audit Committee received a fee of $1,250 per quarter. Outside Directors also received compensation in the form of stock options. During 1996, a total of 36,000 stock options were granted to three outside Directors. The option price was the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

                         COMPARATIVE STOCK PERFORMANCE

  The Performance Graph below compares the cumulative total stockholder return on the Company's Common Stock against the S&P Composite-500 Stock Index and the S&P Financial Index for the period of five fiscal years commencing December 31, 1991, and ending December 31, 1996. The graph presentation assumes $100 invested on December 31, 1991, in Company Common Stock, the S&P Composite-500 Stock Index and the S&P Financial Index, with dividends reinvested, and shows such values at December 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                     LOGO

                            12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
---------------------------------------------------------------------------------
  Green Tree Financial
   Corporation............    100      125      252      322      563      831
---------------------------------------------------------------------------------
  S&P Composite-500 Index.    100      108      118      120      165      203
---------------------------------------------------------------------------------
  S&P Financial Index.....    100      123      137      132      204      275

                       COMPENSATION OF EXECUTIVE OFFICERS

INFORMATION REGARDING EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the executive officers of the Company. Executive officers are elected annually by the Board of Directors.

 NAME, POSITIONS, AND                   BUSINESS EXPERIENCE DURING THE PAST
 OFFICES WITH THE COMPANY           AGE FIVE YEARS
 ------------------------           --- -----------------------------------
 Lawrence M. Coss.................   58 Chairman and Chief Executive Officer
  Chief Executive Officer;              since April 1994; Chairman, President
  Chairman of the Board                 and Chief Executive Officer (1987-
                                        1994); President and Chief Executive
                                        Officer (1975-1987); Company founder;
                                        Director of the Company since 1975
                                        (term expires in 1999).
 Robert D. Potts..................   54 President and Chief Operating Officer
  President and Chief Operating         since April 1994; Executive Vice
  Officer; Director                     President and Chief Operating Officer
                                        (December 1993 to April 1994);
                                        Executive Vice President,
                                        Administration (October to November
                                        1993); Managing Partner, Deloitte &
                                        Touche and its predecessor, Touche Ross
                                        & Co., Minneapolis, Minnesota (1988 to
                                        May 1993); Partner, Deloitte & Touche
                                        (1975 to October 1993); Director of the
                                        Company since 1994 (nominee for term
                                        expiring in 2000).
 Richard G. Evans.................   48 Executive Vice President since May
  Executive Vice President;             1996; Executive Vice President and
  Director                              Secretary (December 1993 to May 1996);
                                        Senior Vice President, General Counsel
                                        and Secretary of the Company (1988-
                                        1993); Vice President, General Counsel
                                        and Secretary (1985-1988); Director of
                                        the Company since 1991 (term expires in
                                        1998).
 Jerry W. Britton.................   46 Executive Vice President of the Company
  Executive Vice President              since May 1995; President, Commercial
                                        Lending Division of the Company since
                                        March 1997; President-Eastern Division
                                        of ITT Commercial Finance Corp.,
                                        Atlanta, Georgia (1988-1995); Senior
                                        Vice President and Director of
                                        Marketing of ITT Commercial Finance
                                        Corp. (1987-1988); Vice President of
                                        ITT Commercial Finance Corp. (1979-
                                        1986).
 Bruce A. Crittenden..............   45 Executive Vice President of the Company
  Executive Vice President              since December 1996; Senior Vice
                                        President of the Company (August 1995
                                        to December 1996); President, Mortgage
                                        Services and Retail Services Division
                                        of the Company since March 1997;
                                        Household International since November
                                        1972--Managing Director of HFC (1993 to
                                        1995); Senior Vice President of HFC
                                        (1991 to 1993); Chief Operating Officer
                                        of HRSI (1988 to 1991).

EXECUTIVE COMPENSATION

  The annual compensation for executive officers, including salaries, Directors' fees, bonuses, and option awards for the years ended December 31, 1994, 1995, and 1996, was as follows:

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                      ANNUAL COMPENSATION         AWARDS(2)
                                    ------------------------------------------
NAME OF INDIVIDUAL                                                SECURITIES
AND PRINCIPAL POSITION                   SALARY     BONUS         UNDERLYING
----------------------             YEAR  ($)(1)      ($)           OPTIONS
                                    ------------------------------------------
Lawrence M. Coss.................. 1996 $433,608 $102,015,158(3)  2,000,000(4)
 Chief Executive Officer;          1995  433,608   65,146,594(5)       None
 Chairman of the Board             1994  433,608   28,544,354(6)       None
Robert D. Potts................... 1996  383,016    1,250,000       250,000
 President and Chief               1995  333,000      850,000       300,000(7)
 Operating Officer;                1994  281,008      600,000          None
 Director
Richard G. Evans.................. 1996  268,000      350,000        85,000
 Executive Vice President;         1995  258,000      350,000       100,000(7)
 Director                          1994  235,500      280,000          None
Jerry W. Britton.................. 1996  209,000      400,000       160,000
 Executive Vice President          1995  131,428      200,000       100,000(7)
                                   1994   N/A        N/A               None
Bruce A. Crittenden............... 1996  184,000      400,000       160,000
 Executive Vice President          1995   70,346       75,000        80,000(7)
                                   1994   N/A        N/A               None

--------
(1) Includes other compensation in the form of Director's fees, if applicable and car allowances. Other compensation included does not exceed the lesser of $50,000 or 10 percent of the total compensation and is not separately shown.
(2) The Company did not issue any restricted stock to the executive officers listed or any other employees in 1996.
(3) Includes $94,650,000 (2,400,000 shares) of the Company's Common Stock earned as bonus, before stock withheld for federal and state tax withholdings.
(4) Granted pursuant to the 1997 Chief Executive Cash and Stock Bonus Plan previously approved by stockholders.

(5) Includes $59,212,820 (1,998,745 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings.

(6) Includes $24,538,866 (1,349,216 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings. Share amount is adjusted for a two-for-one stock split in the form of a dividend distributed October 15, 1995.
(7) Option amount is adjusted for a two-for-one stock split in the form of a dividend distributed October 15, 1995.

OPTIONS GRANTED, EXERCISED AND HELD BY EXECUTIVES

  The following table shows the number and potential realizable value of stock options granted in 1996.

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------  POTENTIAL REALIZABLE
                                        % OF TOTAL                      VALUE AT ASSUMED ANNUAL
                           NUMBER OF     OPTIONS                         RATES OF STOCK PRICE
                           SECURITIES   GRANTED TO EXERCISE                APPRECIATION FOR
                           UNDERLYING   EMPLOYEES   OR BASE                   OPTION TERM
                            OPTIONS     IN FISCAL    PRICE   EXPIRATION -----------------------
NAME                     GRANTED (#)(1)    YEAR    ($/SH)(2)    DATE       5%($)      10%($)
----                     -------------- ---------- --------- ---------- ----------- -----------
Lawrence M. Coss........   2,000,000      35.51%    $30.875   02/09/06  $38,834,243 $98,413,597
Robert D. Potts.........     150,000       2.66%     33.375   05/15/06    3,148,404   7,978,673
                             100,000       1.78%     28.375   12/07/06    3,474,467   7,213,252
Richard G. Evans........      60,000       1.07%     33.375   05/15/06    1,259,361   3,191,469
                              25,000       0.44%     28.375   12/07/06      868,617   1,803,313
Jerry W. Britton........      60,000       1.07%     33.375   05/15/06    1,259,361   3,191,469
                             100,000       1.78%     28.375   12/07/06    3,474,467   7,213,252
Bruce A. Crittenden.....      60,000       1.07%     33.375   05/15/06    1,259,361   3,191,469
                             100,000       1.78%     28.375   12/07/06    3,474,467   7,213,252

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) Stock options become exercisable at 20 percent of the total after each of the first five anniversary dates from the date of grant, except that Mr. Coss's shares vest 20 percent of the total beginning December 31, 1997.
(2) Optionees may tender previously-acquired shares of the Company's Common Stock or request the Company to withhold sufficient shares in payment of the exercise price of a stock option, and optionees may tender previously-acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. Under the terms of the 1995 Employee Stock Option Plan, of which the above options were granted, with the exception of Mr. Coss, the Compensation Committee may grant a reload stock option to purchase the number of shares tendered and/or withheld in an exercise. The reload option would have an exercise price equal to the closing price of the Company's Common Stock on the date of the transaction, and would expire on the scheduled expiration date of the exercised option. The Compensation Committee has not previously granted reload options to any optionees.

  The following table shows the number and value of stock options exercised by the named executive officers during 1996 and the number and value of stock options retained at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED            IN-THE-MONEY
                                                       OPTIONS AT              OPTIONS AT
                           SHARES                      FY-END (#)             FY-END ($)(1)
                         ACQUIRED ON              --------------------- -------------------------
                           EXERCISE     VALUE         EXERCISABLE/            EXERCISABLE/
NAME                         (#)     REALIZED ($)     UNEXERCISABLE           UNEXERCISABLE
----                     ----------- ------------ --------------------- -------------------------
Lawrence M. Coss........     --          --       1,000,000 / 2,000,000 $35,656,250 / $15,500,000
Robert D. Potts.........     --          --         126,666 /   623,334   3,054,561 /   9,676,688
Richard G. Evans........     --          --         200,000 /   165,000   6,420,937 /   1,741,250
Jerry W. Britton........     --          --          20,000 /   240,000     335,000 /   2,680,000
Bruce A. Crittenden.....     --          --          16,000 /   224,000     234,000 /   2,276,000

--------
(1) Based on closing price of the Company's Common Stock on December 31, 1996 ($38.625) less the option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Role of Committee. The Compensation Committee of the Board of Directors (the "Committee") reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates the most qualified executives and key employees. The Committee consists of the two nonemployee Directors. It regularly meets in November or December, primarily to review and determine bonuses for executive and other key personnel, and otherwise meets on an as-needed basis. In 1996, the Committee met five times.

  Elements of Compensation Program. The Committee believes that the Company's success depends greatly on the efforts of its officers, regional managers, and other key personnel. The Committee also believes the Company must compete with a number of other financial institutions for qualified personnel. For these reasons, the Company seeks to attract, retain, and motivate its key employees with compensation that is competitive within the financial services industry, provided that performance of the Company and the individual warrant such compensation. Historically, the most significant component of key employee compensation has been remuneration in the form of cash bonuses and stock options awarded pursuant to the Company's Key Employee Bonus Program (the "Bonus Program") and its stock option plans. Base salary levels for key Company employees are generally conservative compared to similar positions at other financial institutions. Cash bonuses typically represent a substantial portion of a key employee's total cash compensation. The Committee believes that, by putting a substantial portion of a key employee's compensation at risk, the employee is further motivated to perform at a high level. The Committee also believes that this performance-based philosophy better aligns the employee's interests with those of the Company's stockholders.

  Under the Company's Bonus Program, cash bonuses aggregating up to 4 percent of the Company's pretax earnings may be paid to executives and other key employees, excluding the Company's Chief Executive Officer. Employees participating in the program include Company officers, regional managers, and other key employees designated by the Company's Chief Executive Officer and approved by the Committee. For 1996, 154 employees participated in the Bonus Program.

  The Committee meets to consider the amount of bonuses payable to Bonus Program participants in November or December of each year, and bonuses are paid before year end. The Committee determines bonus amounts on the basis of recommendations of the Company's Chief Executive Officer who, in turn, considers the written performance evaluations of the supervisors of participating key employees. The Committee analyzes those recommendations in light of a number of factors relating to both Company and individual performance. Company performance factors include the level of profitability, return on equity, volume of business and market share, comparison to prior years' performance, actual versus budgeted performance, portfolio performance, performance in relation to competitors, and other factors. Individual performance factors include an assessment of contribution to business unit performance, quality of work, individual and overall responsibilities, length of service, and other factors.

  During 1996, the Committee considered the growth of the Company's business and the returns it generated for its stockholders in setting annual bonuses. In particular, the Committee considered the Company's significant increase in the principal balance of loans originated in 1996 over 1995. The principal balance of loans originated by the Company for 1996 was $10.6 billion, an increase of 53 percent over the prior year's originations. Strong loan originations led to record revenues of $924 million, a 30 percent increase over the prior year, and record net earnings of $309 million, an increase of 22 percent over the prior year. Lastly, the Committee considered the Company's 28 percent return on equity and the total return to stockholders (including dividends reinvested) in 1996 of 48 percent, a return well above the Company's peer group.

  Although the Bonus Program enables the Company to pay up to 4 percent of pretax profits as bonuses, the Company has not always paid out as much as was available. For 1996, aggregate bonuses were $11,376,000 or 2.28 percent of pretax earnings, and in the preceding two years aggregate bonuses under the Bonus Program approximated 1.79 percent of pretax earnings. The foregoing amounts include the executive officers, other than the Company's Chief Executive Officer, who received aggregate bonuses of $2,400,000 or 0.59 percent of pretax earnings, and, in the preceding two years, bonus compensation to this group of individuals approximated 0.44 percent and .051 percent of pretax earnings, respectively. Because a significant portion of key employee cash compensation is payable as a bonus, the Committee believes it will continue to pay bonuses in a year for which the level of earnings declined from the previous year, although the amount of the bonuses paid will, in all likelihood, decline to reflect the reduction in earnings.

  The Committee believes that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, from time to time the Company has granted key employees stock options pursuant to the Company's stock option plans. As of February 28, 1997, 136 of the Company's 147 total key employees (excluding the Company's Chief Executive Officer) held options to acquire 5,406,732 shares of the Company's Common Stock. As of the same date, the executive officers, other than the Company's Chief Executive Officer, whose compensation is specifically disclosed herein, held stock and options aggregating 1,855,140 shares of the Company's Common Stock. In addition, the Committee believes that it is important for the Company's employees to have stock ownership in the Company. During 1996, the Committee approved grants of 1,000 share options to a total of 1,063 employees who at the time of grant had at least two years of full-time employment. These options were granted at the discretion of the Committee and will vest in one-fifth increments over a five-year period. The Company has no other long-term incentive plans.

  Compensation of Chief Executive Officer for 1996. The compensation of the Company's Chief Executive Officer for 1996 is based entirely on an employment agreement between Mr. Coss and the Company entered into in 1991 (the "1991 Employment Agreement"), extending similar employment and compensation arrangements that have been in effect since 1983. The 1991 Employment Agreement, which expired on December 31, 1996 provided that, in addition to a base annual salary of $400,000, Mr. Coss would receive an annual bonus as provided in his employment contract. For a description of the 1991 Employment Agreement, see "1991 Employment Agreement With Chief Executive Officer" beginning on page 11.

  The Committee believes that the compensation arrangements with Mr. Coss meet the Company's overall approach to performance-related executive compensation and its goal of retaining and motivating a highly qualified Chief Executive Officer responsible for setting and implementing the strategic direction which has enabled the Company to perform at a very high level. The 1991 Employment Agreement aligned management and stockholder interests by linking a substantial portion of Mr. Coss's cash compensation to pretax earnings, with the result that Chief Executive Officer compensation improved directly in relation to improved Company profitability. The agreement also provided that a significant portion of Mr. Coss's compensation was payable in Company stock. The Committee believes that the equity position that Mr. Coss has in the Company as a result of the 1991 Employment Agreement has provided Mr. Coss with long-term incentives to help the Company achieve strong financial performance.

  The Committee firmly believes that the Company's compensation policy for its key employees, which emphasizes long-term incentives through equity appreciation, has been a key contributing factor in the extraordinary financial performance of the Company over the last five years. The Company's market capitalization during this period has increased from approximately $460 million at December 31, 1991 to approximately $5.3 billion at December 31, 1996. The Company's earnings per share has grown at a compound annual rate of 34 percent over the five-year period, from $0.50 per share to $2.20 per share. The compound total annual return to stockholders over the last five years, which includes reinvestment of dividends, was 53 percent. For additional information on stockholder performance and the performance graph, see "Performance Graph" on page 4. The Committee has reaffirmed its commitment to emphasize policies which will contribute to the long-term growth of stockholder values. It is with this commitment that the Committee approved a new employment agreement with Mr. Coss which became effective upon the expiration of the 1991 Employment Agreement.

  Employment Agreement With Chief Executive Officer beginning in 1997. At the Committee's meeting on February 9, 1996, an agreement was reached with Mr. Coss as to the terms of a new five-year employment agreement to be effective January 1, 1997 (the "1997 Employment Agreement"). The Committee determined that an increase in base salary from $400,000 to $600,000 per year was appropriate, as Mr. Coss's base salary had not been increased since 1985. At this level, Mr. Coss's base salary would continue to rank in the fourth (bottom) quartile of chief executive officers of large financial services companies and is consistent with the Committee's policy of establishing modest base salaries for key employees. The cash bonus and long-term incentive provisions incorporated into the 1997 Employment Agreement are: (1) a cash bonus to be determined pursuant to a new chief executive bonus and stock option plan (the "1997 Chief Executive Plan"); and (2) the issuance to Mr. Coss of a two million share stock option award pursuant to the 1997 Chief Executive Plan. For an additional description of the terms of the 1997 Employment Agreement, see "1997 Employment Agreement With Chief Executive Officer" beginning on page 11, below. The 1997 Chief Executive Officer Plan was approved by stockholders at the Annual Meeting on May 15, 1996.

  1997 Chief Executive Plan. The 1997 Chief Executive Plan, which was approved by stockholders at the May 15, 1996 Annual Meeting, provides for an incentive-based cash bonus formula equal to 2.5 percent of the net income of the Company in excess of a 12 percent return on equity ("ROE"). Based upon the advice of the Consultant and the Company's extraordinary record over the past five years in terms of stockholder performance returns, the Committee determined that it would be appropriate to target total cash compensation for Mr. Coss within the first (top) quartile of cash compensation of chief executive officers of "large cap" public companies. In choosing a base or threshold level of performance of ROE, the Committee considered the historical ROE and comparative information provided by the Consultant.

  The Committee also concluded that a stock option grant would create added positive incentive for Mr. Coss to continue to lead management's efforts to sustain the Company's strong financial performance. The Committee carefully considered the following factors in deciding to grant stock options rather than a stock bonus as provided in the 1991 Employment Agreement, and in determining the number of options to grant to Mr. Coss pursuant to the 1997 Chief Executive
Plan: (1) the extraordinary growth of the Company in terms of loan volume, income, net earnings, stockholders' equity and market capitalization; (2) the desire to provide additional long-term incentives to foster continued strong growth in stockholder values; (3) the equity made available to other chief executives of public companies who have developed strategies and have guided management in the execution of such strategies to achieve a significant increase in stockholder value; (4) Mr. Coss's present level of investment in the Company; and (5) the accounting treatment of stock options which would not involve a charge to earnings. No one factor was given more weight than another factor by the Committee, and the Committee made a determination that an option grant to Mr. Coss of two million shares was appropriate.

  Statement Regarding Tax Policy Compliance. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the Company's federal income tax deduction for compensation paid in any year to certain named executives (including the Chief Executive Officer) to $1 million, to the extent that such compensation is not "performance-based compensation" within the meaning of Section 162(m) and the Treasury Regulations promulgated thereunder. Accordingly, in structuring the Company's compensation arrangement with its Chief Executive Officer under the 1997 Chief Executive Plan, the Committee designed an incentive bonus formula and stock option plan which was intended to qualify as "performance-based compensation" in order to decrease the after-tax cost of such arrangements to the Company. In compliance with Section 162(m), the 1997 Chief Executive Plan, which provides for incentive-based compensation, was approved by stockholders. Mr. Coss's compensation for 1995 and 1996 is pursuant to the 1991 Employment Agreement, which is grandfathered under the provisions of Section 162(m).

By the Compensation Committee:

W. Max McGee
Robert S. Nickoloff

1991 EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

  The 1991 Employment Agreement extended Mr. Coss's previous employment and noncompetition agreement with the Company from January 1, 1992, through December 31, 1996. The agreement provided that Mr. Coss was entitled to receive a base salary of $400,000 per year and a bonus equal to 2.5 percent of the Company's pretax income, after deductions for bonuses paid pursuant to the Key Executive Stock Bonus Program (described below) and certain other adjustments. The bonus would be payable: (1) so long as the Key Executive Stock Bonus Program is in effect, 50 percent in cash and 50 percent in Company Common Stock, initially valued at $23.75, the closing price for the Company's Common Stock on the New York Stock Exchange on the day the 1991 Employment Agreement was entered into; or (2) in all other cases, 100 percent in cash. The Key Executive Stock Bonus Program provides that the stock price for the issuance of stock in payment of the bonus is to be adjusted for stock dividends and other corporate events affecting the number of shares outstanding. The stock price for the issuance of stock in payment of the stock portion of the bonus is $2.96875 per share as a result of adjustments to reflect three separate two-for-one stock splits in the form of stock dividends, distributed to stockholders on January 31, 1993, June 30, 1994 and October 15, 1995.

1997 EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

  As indicated in the Report of the Compensation Committee, the Committee determined that it would be in the best interests of the Company to enter into a new employment agreement to be effective after the expiration of the 1991 Employment Agreement on December 31, 1996. The Committee retained the Consultant to advise the Committee and to assist in developing proposals for a new employment agreement with Mr. Coss.

  The Compensation Committee reached agreement with Mr. Coss at the Committee's meeting on February 9, 1996, as to the terms of a new employment agreement to be effective on January 1, 1997 (the "1997 Employment Agreement"). The 1997 Employment Agreement will be for a term of five years beginning January 1, 1997 and ending on December 31, 2001. The 1997 Employment Agreement provides for:
(1) an increase in base salary from $400,000 to $600,000 per year; (2) a cash bonus to be determined pursuant to a new chief executive officer bonus and stock option plan (the "1997 Chief Executive Plan"); and (3) the issuance to Mr. Coss of a two million share option award pursuant to the 1997 Chief Executive Plan. The 1997 Chief Executive Plan was approved by stockholders at the last Annual Meeting of Stockholders held on May 15, 1996.

  The Compensation Committee and Mr. Coss also agreed that the terms of his noncompetition agreement would be extended and would apply for the five-year term of the 1997 Employment Agreement, plus one year. If retirement or a change of control occurs during the five-year term, the noncompetition agreement will apply from the date of such event for the remainder of the original term of the 1997 Employment Agreement, plus one year.

                    OTHER INFORMATION RELATING TO DIRECTORS
                             AND EXECUTIVE OFFICERS

CHANGE OF CONTROL AGREEMENTS

  The 1997 Employment Agreement with Mr. Coss grants him the right to terminate his employment within two years of a Critical Event, (defined as the sale of all or substantially all of the assets of the Company to, or the acquisition of more than 50 percent of the issued and outstanding voting stock of the Company by, any person or group of persons acting in concert, or if the Company is merged into another corporation or is consolidated with another corporation), provided that the term of the noncompetition agreement will remain in effect for the balance of the term of the 1997 Employment Agreement, plus one year. The 1997 Employment Agreement also provides for a termination payment equal to the largest amount that does not constitute an "excess parachute payment" within the meaning of Section 280G of the Code, provided that the amount thereof is subject to a cap of 0.5 percent of the valuation placed on the entire Company in connection with such Critical Event.

  The Company has also entered into an agreement with Richard G. Evans, Executive Vice President, which provides for specified financial arrangements upon termination of employment with the Company after a change in control. Generally, the agreement was for an initial one-year term and thereafter is automatically renewable for additional one-year terms unless the Company gives notice to Mr. Evans at least 90 days prior to each December 31 that it does not wish to extend the agreement; provided, however, that notwithstanding any such notice by the Company not to extend, the agreement will continue for a period of 24 months beyond its term if a change of control of the Company occurs during such term. The agreement provides that after a change in control of the Company, if Mr. Evans, leaves the Company's employ either voluntarily or involuntarily (other than a termination for cause or due to death or disability), he is entitled to compensation equal to three times the sum of (i) his annual base salary, and (ii) an amount equal to the product of his annual base salary multiplied by the percentage that the discretionary bonus for the last complete fiscal year bears to the annual base salary for the prior fiscal year. The agreement also requires the payment of all legal fees and expenses incurred by Mr. Evans in connection with such a termination of employment.

PENSION PLAN

  Employees of the Company participate in a noncontributory pension plan (the "Pension Plan"). The Pension Plan is a defined benefit plan qualified under the Internal Revenue Code (the "Code"). To be eligible to receive benefits under the Pension Plan, an employee must be at least 21 years of age, have completed one full year of employment, and have worked for the Company for a minimum of 1,000 hours in the preceding 12 months.

  Normal retirement age under the Pension Plan is generally age 65 and benefits are reduced or increased for retirement prior to or after age 65. The formula to determine the amount of benefits payable to an employee upon normal retirement is as follows: 1.2 percent of monthly average earnings up to covered compensation plus 1.75 percent of monthly average earnings in excess of covered compensation, multiplied by service up to 35 years. Monthly average earnings is the employee's total pay during the 60 nonconsecutive months of the employee's last 120 months of employment with the Company which give the highest average compensation. None of the Chief Executive Officer's stock bonus payments count as compensation under the Pension Plan. Covered compensation is the 35-year average of the social security wage base, varying by year of birth. The normal Pension Plan option, upon which the funding assumptions are based, is an option that provides that the participant will receive benefits for his or her lifetime. Section 415 of the Code limits the annual benefit which may be paid under a qualified plan. The annual benefit limit for an individual age 65 as of December 31, 1996, was $120,000. The Board of Directors adopted a Restated Supplemental Pension Plan in September 1987 pursuant to which the Company will pay any benefits lost due to qualified plan limitations for the executive officers listed on page 6 and certain other key officers of the Company.

  On December 31, 1996, all of the individuals named in the preceding Summary Compensation Table were participants in the Pension Plan. Mr. Coss has accrued 21 years of service; Mr. Potts, 3 years; Mr. Evans, 11 years; Mr. Britton, 2 years; and Mr. Crittenden, 1 year.

  The following table assumes a formula for normal retirement as described above assuming all income is above covered compensation.

     AVERAGE                        ESTIMATED ANNUAL PENSION BASED ON YEARS
     ANNUAL                           OF SERVICE AT NORMAL RETIREMENT DATE
    EARNINGS                 ------------------------------------------------------
 (IGHEST 5 YEARS)H               15         20         25         30         35
-----------------            ---------- ---------- ---------- ---------- ----------
   $5,000,000..............  $1,312,500 $1,750,000 $2,187,500 $2,625,000 $3,062,500
    4,000,000..............   1,050,000  1,400,000  1,750,000  2,100,000  2,450,000
    3,000,000..............     787,500  1,050,000  1,312,500  1,575,000  1,837,500
    2,000,000..............     525,000    700,000    875,000  1,050,000  1,225,000
    1,500,000..............     393,750    525,000    656,250    787,500    918,750
    1,000,000..............     262,500    350,000    437,500    525,000    612,500
      500,000..............     131,250    175,000    218,750    262,500    306,250
      400,000..............     105,000    140,000    175,000    210,000    245,000
      300,000..............      78,750    105,000    131,250    157,500    183,750
      225,000..............      59,060     78,750     98,440    118,130    137,810
      200,000..............      52,500     70,000     87,500    105,000    122,500

SECURITY OWNERSHIP OF MANAGEMENT

  As of February 28, 1997, the Company is unaware of any owner of the Company's Common Stock which beneficially owns more than 5 percent of such stock.

  The following table sets forth as of February 28, 1997, information about the ownership of the Company's Common Stock by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and officers as a group. The stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                    PERCENT OF
                                               AMOUNT AND NATURE OF OUTSTANDING
NAME OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP   SHARES
------------------------                       -------------------- -----------
Lawrence M. Coss..............................     6,598,927(1)        4.74%
Robert D. Potts...............................       166,666(2)           *
Richard G. Evans..............................       400,000(2)           *
Jerry W. Britton..............................        20,100(2)           *
Bruce A. Crittenden...........................        16,040(2)           *
W. Max McGee..................................       577,800(3)           *
Robert S. Nickoloff...........................       122,410(3)           *
All Directors and Officers as a group (49
persons)......................................     8,857,035(4)        6.37%

--------
*Less than one percent.
(1) Includes 32,000 shares held by minor children, 87,200 shares held by spouse, 80,000 shares held by LVC Investment Company, Inc., and options for 1,000,000 shares of Common Stock exercisable within 60 days after February 28, 1997.
(2) Includes 126,666, 200,000, 20,000 and 16,000 shares issuable to Messrs. Potts, Evans, Britton and Crittenden, respectively, upon exercise of stock options which are exercisable currently or within 60 days after February 28, 1997. Mr. Evans' holdings include 95,000 shares held by his spouse.
(3) Includes 60,000 and 52,000 shares issuable to Messrs. McGee and Nickoloff, respectively, upon exercise of stock options which are exercisable currently or within 60 days after February 28, 1997. Mr. McGee's holdings include 200,000 shares held by his spouse.
(4) Includes 2,101,564 shares issuable upon exercise of stock options exercisable currently or within 60 days after February 28, 1997.

SECTION 16(A) REPORTING

  Section 16(a) of the 1934 Act requires the Company's Directors, executive officers and all person who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and greater-than-10%-beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater-than-10% beneficial owners were complied with.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick, LLP to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1997, subject to stockholder ratification.

  A representative of KPMG Peat Marwick, LLP will be present at the 1997 Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

                             SELECTION OF AUDITORS
                                   (ITEM 2)

  The Board of Directors of the Company has selected the firm of KPMG Peat Marwick, LLP as independent auditors of the Company for the year ending December 31, 1997, subject to the approval of the stockholders.

  Before the Audit Committee recommended to the full Board of Directors the appointment of KPMG Peat Marwick, LLP, it carefully considered that firm's qualifications. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of auditing and accounting. The Audit Committee has expressed its satisfaction with KPMG Peat Marwick in all these respects. Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders and will be given a opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions following the meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK, LLP AS THE COMPANY'S AUDITORS. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE SPECIFIED.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain Directors and executive officers of the Company are eligible to execute notes to the Company to purchase Company Common Stock pursuant to the exercise of stock options. These notes would be collateralized by the stock purchased. These notes would be due on demand and carry an interest rate of the greater of six percent or the Internal Revenue Service applicable federal rate for officer borrowings. Such Directors and executive officers would be required to pay interest quarterly on such notes and make certain annual principal repayments. No amounts were borrowed or outstanding on such officer notes during 1996.

               PROPOSALS OF STOCKHOLDERS FOR 1998 ANNUAL MEETING

  All proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices in Saint Paul, Minnesota on or before December 1, 1997, for inclusion in the Company's Proxy Statement and Proxy for such meeting.

                          ANNUAL REPORT ON FORM 10-K

  Copies of the Company's Annual Report on Form 10-K (an annual filing with the Securities and Exchange Commission) for the fiscal year ended December 31, 1996, may be obtained without charge by writing to Green Tree Financial Corporation, 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1639, Attention: John A. Dolphin, Vice President and Director of Investor Relations.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          JOEL H. GOTTESMAN
                                          Secretary

Dated: March 29, 1997

PROXY                   GREEN TREE FINANCIAL CORPORATION
                   1100 LANDMARK TOWERS, 345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREEN TREE FINANCIAL CORPORATION. The undersigned hereby appoints Lawrence M. Coss and Joel H. Gottesman, and each of them, with power of substitution, to vote all stock the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of Green Tree Financial Corporation to be held on May 15, 1997, at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102, and at any adjournments thereof, as specified below on the matters referred to, and in their discretion, upon any other matters which may be brought before the meeting.
1. ELECTION OF DIRECTORS.
   ___  FOR the nominees listed below.   ___ WITHHOLD AUTHORITY to vote for the
                                             nominees listed below.

   Nominees for term expiring in 2000: W. Max McGee and Robert D. Potts

2. PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS.
                     ___ FOR    ___ AGAINST   ___ ABSTAIN

3. TO VOTE WITH DISCRETIONARY AUTHORITY ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                     ___ FOR    ___ AGAINST   ___ ABSTAIN

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this Proxy will be voted FOR the directors named in Item 1 and FOR the proposal under Item 2, and with discretionary authority on any other business as may properly come before the meeting.

--------------------------------------------------------------------------------
PROXY NO.                        GREEN TREE                        NO. OF SHARES


  Please sign exactly as name(s) appear below. When shares are held by joint tenants, both stockholders must sign. When signing as attorney, executor, administrator, trustee or guardian, please include full title. If a corporation, please type in full corporate name and sign by the President or other authorized officer. If a partnership, please type in partnership name and sign by an authorized person.

                                                  Individual(s), Corporation,
                                                  Partnership (or other entity):

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature (if jointly held)

                                                  Title ________________________

                                                  Dated: _________________, 1997

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
 ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------